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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 AMENDMENT NO. 1

                             U.S. TRUST CORPORATION
             (Exact name of registrant as specified in its charter)

           NEW YORK                                 13-3818952
    (State of incorporation                       (IRS Employer
       or organization)                         Identification No.)


    114 West 47th Street                              10036
     New York, New York                             (Zip Code)
   (address of principal
     executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each Class                   Name of each exchange on which
    to be so registered                   each class is to be registered
    -------------------                   ------------------------------

           None




          If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

          If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

         Securities Act registration statement file number to which this form relates:

          ...............(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                           Rights to Purchase Series A
                    Participating Cumulative Preferred Shares
                                (Title of Class)

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Item 1.  Description of Registrant's Securities to be Registered.

          At a meeting of the U.S. Trust Corporation (the "Company") Board of Directors (the "Board") on January 12, 2000, the Board approved the amendment of certain terms of the Rights Agreement dated as of September 1, 1995 (the "Rights Agreement"), between the Company (formerly New USTC Holdings Corporation) and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

          Effective on January 12, 2000, the Company and the Rights Agent amended the Rights Agreement pursuant to the Board's approval in connection with the proposed merger (the "Merger") of Patriot Merger Corporation, a direct wholly owned subsidiary of The Charles Schwab Corporation, with and into the Company. The amendments add certain definitions and make changes to certain definitions and provisions to cause the provisions of the Rights Agreement to not apply to the Merger and its related transactions.

          The amendment to the Rights Agreement is attached hereto as Exhibit 4, which is incorporated herein by reference. The foregoing description of the amendments does not purport to be complete and is qualified in its entirety by reference to that Exhibit.

Item 2.  Exhibits.

          Item 2 is amended by adding thereto the following:

         4. Amendment dated as of January 12, 2000, to the Rights Agreement dated as of September 1, 1995, between U.S. Trust Corporation (formerly New USTC Holdings Corporation) and First Chicago Trust Company of New York, as Rights Agent.

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                                       SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  January 18, 2000


                                        U.S. TRUST CORPORATION,

                                        By: /s/ Richard B. Gross
                                            ------------------------------
                                           Name:  Richard B. Gross
                                           Title: Managing Director and
                                                  General Counsel


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                                INDEX OF EXHIBITS

Exhibit
Number                                                Description
------                                                -----------

4. Amendment dated as of January 12, 2000, to the Rights Agreement dated as of September 1, 1995, between U.S. Trust Corporation (formerly New USTC Holdings Corporation) and First Chicago Trust Company of New York, as Rights Agent.